Exhibit 99.1

Contacts:

Media Contact	Investor Contact
Len Dieterle	William Dyke
Aspen Technology	Aspen Technology
+1 781-221-4291	+1 781-221-5571
len.dieterle@aspentech.com	ir@aspentech.com

Aspen Technology Announces Financial Results for the Fourth Quarter and Fiscal 2024
Bedford, Mass. – August 6, 2024 - Aspen Technology, Inc. ("AspenTech" or the "Company") (NASDAQ: AZPN), a global leader in industrial software, today announced financial results for its fourth quarter and fiscal year ended June 30, 2024.
“AspenTech’s fourth quarter results reflected excellent execution across all areas of our business,” commented Antonio Pietri, President and Chief Executive Officer of AspenTech. “The strong performance of our DGM suite in the full year was a great demonstration of the significant growth opportunities in the utilities market and the benefit of our diversified end-market exposure.”
“In fiscal 2025, we are targeting another year of solid ACV growth, even as we manage through a dynamic macro environment. At the same time, we are focused on driving toward best-in-class profitability and plan to continue enhancing our productivity and efficiency. We believe this attractive combination of top-line growth and margin expansion can deliver significant value for our shareholders,” concluded Pietri.
Fiscal Year 2024 and Recent Business Highlights
•Annual Contract Value1 ("ACV") was $968.4 million at the end of fiscal 2024, increasing 9.4% year over year and 3.5% quarter over quarter. This amount does not reflect the impact of the write-off related to the suspension of commercial activities in Russia described immediately below.
•AspenTech has suspended all commercial activities in Russia following the recent announcement of expanded sanctions in the country. In connection with this decision, the Company has written-off approximately $35.5 million in ACV1 (the “Write-Off”), effective as of the end of fiscal 2024. Please see Recent Developments below for additional commentary. ACV1 was $932.9 million as of June 30, 2024, after reflecting the impact of the Write-Off. ACV1 increased 10.0% year over year in fiscal 2024 when adjusting to exclude Russia-based ACV1 in both fiscal 2023 and fiscal 2024.
•Cash flow from operations was $339.9 million in fiscal 2024, increasing 13.6% year over year. Free cash flow2 was $335.3 million in fiscal 2024, increasing 14.7% year over year. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release.
•AspenTech's Board of Directors has approved a share repurchase authorization of up to $100.0 million for fiscal 2025. AspenTech completed its previously announced $300.0 million share repurchase authorization (the "Fiscal 2024 Share Repurchase Authorization") in the fourth quarter of fiscal 2024. Please see Recent Developments below for additional commentary.

Summary of Fourth Quarter and Fiscal Year 2024 Financial Results
AspenTech’s total revenue was $342.9 million for the fourth quarter of fiscal 2024 and included the following:
•License and solutions revenue, which represents the portion of a term license agreement allocated to the initial license and Digital Grid Management ("DGM") revenue where software, hardware and professional services are recognized as one performance obligation, was $231.0 million in the fourth quarter of fiscal 2024, compared to $222.8 million in the fourth quarter of fiscal 2023.
•Maintenance revenue, which represents the portion of customer agreements related to ongoing support and the right to future product enhancements, was $89.2 million in the fourth quarter of fiscal 2024, compared to $82.6 million in the fourth quarter of fiscal 2023.
•Services and other revenue, which represents the portion of customer agreements related to professional services and training services, was $22.7 million in the fourth quarter of fiscal 2024, compared to $15.2 million in the fourth quarter of fiscal 2023.
Income from operations was $39.2 million in the fourth quarter of fiscal 2024, compared to $6.0 million in the fourth quarter of fiscal 2023. Non-GAAP income from operations was $173.4 million in the fourth quarter of fiscal 2024, compared to $148.9 million in the fourth quarter of fiscal 2023. The year-over-year improvement in income from operations was mainly due to lower operating expenses and stock-based compensation.
Net income was $44.7 million, or $0.70 per diluted share, in the fourth quarter of fiscal 2024, compared to $27.3 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2023. AspenTech has increased amortization of intangible assets following the close of its transaction with Emerson Electric Co. (”Emerson”) in May of 2022. AspenTech expects its amortization of intangible assets to remain at higher levels for the next several years as the related asset balance is amortized over the respective expected useful lives of the intangible assets.
Non-GAAP net income was $150.7 million, or $2.37 per diluted share, in the fourth quarter of fiscal 2024, compared to $138.2 million, or $2.13 per diluted share, in the fourth quarter of fiscal 2023. The year-over-year increase in non-GAAP net income was mainly due to revenue growth combined with strong operating leverage.
AspenTech had cash and cash equivalents of $237.0 million as of June 30, 2024, compared to $241.2 million as of June 30, 2023. The decrease in cash and cash equivalents during this period was primarily due to the impact of share repurchase activity under the Fiscal 2024 Share Repurchase Authorization. Under its revolving credit facility, AspenTech had no borrowings and $195.1 million available as of June 30, 2024. Please see Recent Developments below for updates on the Fiscal 2024 Share Repurchase Authorization and credit facility.
AspenTech generated $154.9 million in cash flow from operations and $153.0 million in free cash flow2 in the fourth quarter of fiscal 2024, compared to $113.6 million in cash flow from operations and $111.5 million in free cash flow2 in the fourth quarter of fiscal 2023.
Recent Developments
Russia Business Exit
In June 2024, the United States government announced new expanded sanctions that will prohibit certain commercial activities with customers in Russia. These expanded restrictions impact the sale, service, maintenance, and support (such as bug fixes and updates) of enterprise management software and design and manufacturing software in the Russian market. As a result, the Company recently suspended all commercial activities in Russia. This includes the discontinuation of the following activities: all commercial discussions with customers, initiating and/or processing renewals, providing proposals to customers or selling products or services to customers.

As a result of the sanctions and the decision to exit Russia, the Company has written-off certain assets that are related to operations in Russia and recorded a reduction of $35.5 million in Russia-based ACV1. ACV1 was $932.9 million as of June 30, 2024, after including the impact of the Write-Off. The impact of the additional sanctions was treated as a modification to existing contracts with customers in Russia in accordance with ASC Topic 606, Revenue from Contracts with Customers. The aggregate impact of the contract modification resulted in the reversal of $5.5 million of revenue in the fourth quarter of fiscal 2024. The remaining net accounts receivable balance associated with customers in Russia as of June 30, 2024, is not material. The Company also now classifies cash balances that are both held in Russia and in excess of what is estimated to be required to wind down operations in Russia in fiscal 2025 as restricted cash due to current restrictions impacting the Company’s ability to transfer funds from bank accounts located in Russia to other countries. As of June 30, 2024, the Company's restricted cash held in Russia was $11.5 million, which is included within other non-current assets on the Company's consolidated balance sheets.
Restructuring Charge
The Company implemented a workforce reduction of approximately 5% in the first quarter of fiscal 2025 as it continues to seek additional opportunities to streamline expenses and increase efficiencies. As a result, the Company expects to record restructuring expenses consisting primarily of severance expenses, one-time benefits and other contract termination costs during fiscal 2025. The Company is still assessing the full impact of these restructuring activities and currently estimates that the total restructuring expenses for fiscal 2025 for the recent workforce reductions will be between $7.0 million and $9.0 million. The Company expects the majority of these expenses to occur in the first quarter of fiscal 2025.
Share Repurchase Updates
AspenTech repurchased 277,913 shares for $56.9 million under its Fiscal 2024 Share Repurchase Authorization in the fourth quarter of fiscal 2024. As of June 30, 2024, the Company had completed its Fiscal 2024 Share Repurchase Authorization, repurchasing 1,520,993 shares in total in fiscal 2024. AspenTech's Board of Directors has approved a new share repurchase authorization, pursuant to which an aggregate amount of up to $100.0 million of its outstanding shares of common stock may be repurchased by the Company in fiscal 2025.
Credit Agreement Renewal
On June 27, 2024 (the "Closing Date"), AspenTech entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), with the lenders and issuing banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for a new revolving credit facility (the “Credit Facility”) with initial commitments in an aggregate principal amount of $200.0 million, which includes a $40.0 million sub-facility for letters of credit, to replace the Company’s previous revolving credit facility. The proceeds of the Credit Facility may be used for working capital and general corporate purposes. The Credit Facility is scheduled to terminate on June 27, 2029.
On the Closing Date, in connection with the entry into the Credit Agreement as described above, the Company terminated the then-existing Amended and Restated Credit Agreement, dated as of December 23, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date) with the lenders party thereto, the initial issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
Fiscal Year 2025 Business Outlook
Based on information as of today, August 6, 2024, AspenTech is issuing the following guidance for fiscal 2025. Please note that the Company’s fiscal 2025 ACV1 guidance is based on an ACV1 balance of $932.9 million as of June 30, 2024, which reflects the impact of the Write-Off.
•ACV1 growth of ~9.0% year-over-year
•GAAP operating cash flow of ~$357 million
•Free cash flow2 of ~$340 million
•Total bookings of ~$1.17 billion
•Total revenue of ~$1.19 billion
•GAAP total expense of ~$1.21 billion
•Non-GAAP total expense of ~$675 million
•GAAP operating loss of ~$24 million
•Non-GAAP operating income of ~$514 million
•GAAP net income of ~$52 million
•Non-GAAP net income of ~$478 million
•GAAP net income per share of ~$0.81
•Non-GAAP net income per share of ~$7.47

These statements are forward-looking and actual results may differ materially. Refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause AspenTech’s actual results to differ materially from these forward-looking statements.
Conference Call and Webcast
AspenTech will host a conference call and webcast presentation on Tuesday, August 6, 2024, at 4:30 p.m. ET to discuss its financial results, business outlook, and related corporate and financial matters. A live webcast of the call will be available on AspenTech’s Investor Relations website, http://ir.aspentech.com, via its “Webcasts” page. To access the call by phone, please use the registration link. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast also will be available for a limited time at http://ir.aspentech.com/.
AspenTech has provided an earnings presentation for its fourth quarter of fiscal 2024. AspenTech asks that shareholders refer to this presentation in conjunction with the conference call, which can be found at ir.aspentech.com.
Footnotes
1.AspenTech defines ACV as the estimate of the annual value of portfolio of term license and software maintenance and support ("SMS") contracts, the annual value of SMS agreements purchased with perpetual licenses and the annual value of standalone SMS agreements purchased with certain legacy term license agreements, which have become an immaterial part of the Company's business.
2.Free cash flow is a non-GAAP metric that is calculated as net cash provided by operating activities adjusted for the net impact of purchases of property, equipment and leasehold improvements and payments for capitalized computer software development costs. Effective January 1, 2023, AspenTech no longer excludes acquisition and integration planning related payments from its computation of free cash flow. Free cash flow for all prior periods presented has been revised to the current period computation.
About AspenTech
Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through AspenTech's unique combination of deep domain expertise and innovation, customers in asset-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.
Forward-Looking Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and AspenTech undertakes no obligation to update any such statements to reflect later developments. These forward-looking statements include, but are not limited to, AspenTech's guidance for fiscal 2025, expectations regarding cash collections, and completion of the new share repurchase authorization announced for fiscal 2025. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “strategy,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “opportunity” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These risks and uncertainties include, without limitation: the failure to realize the anticipated benefits of the transaction with Emerson; risks resulting from the Company's status as a controlled company; the suspension of commercial activities in Russia and the scope, duration and ultimate impact of the Israeli-Hamas conflict; as well as economic and currency conditions, market demand (including adverse changes in the process or other capital-intensive industries, such as materially reduced spending budgets due to oil and gas price declines and volatility), pricing, protection of intellectual property, cybersecurity, natural disasters, tariffs, sanctions, competitive and technological factors, and inflation; and others, as set forth in AspenTech’s most recent Annual Report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The outlook contained herein represents AspenTech’s expectation for its consolidated results, other than as noted herein.
© 2024 Aspen Technology, Inc. AspenTech, aspenONE, asset optimization and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks not owned by AspenTech are property of their respective owners.

Use of Non-GAAP Financial Measures
This press release contains “non-GAAP financial measures” under the rules of the SEC. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release.
Management considers both GAAP and non-GAAP financial results in managing AspenTech’s business. As the result of adoption of new licensing models, management believes that a number of AspenTech’s performance indicators based on GAAP, including revenue, gross profit, operating income and net income, should be viewed in conjunction with certain non-GAAP and other business measures in assessing AspenTech’s performance, growth and financial condition. Accordingly, management utilizes a number of non-GAAP and other business metrics, including the non-GAAP metrics set forth in this press release, to track AspenTech’s business performance.

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023

	(Dollars and Shares in Thousands, Except per Share Data)
Revenue:
License and solutions	$230,996	$222,825	$701,574	$669,185
Maintenance	89,171	82,634	345,451	316,911
Services and other	22,738	15,184	80,457	58,082
Total revenue	342,905	320,643	1,127,482	1,044,178
Cost of revenue:
License and solutions	65,838	70,238	270,291	279,564
Maintenance	11,003	8,846	40,195	36,650
Services and other	19,800	16,478	72,090	57,375
Total cost of revenue	96,641	95,562	382,576	373,589
Gross profit	246,264	225,081	744,906	670,589
Operating expenses:
Selling and marketing	124,846	126,396	490,767	482,656
Research and development	49,959	55,606	206,114	209,347
General and administrative	32,250	37,094	137,565	161,651
Total operating expenses	207,055	219,096	834,446	853,654
Income (loss) from operations	39,209	5,985	(89,540)	(183,065)
Other (expense) income, net	(461)	3,850	(8,478)	(29,418)
Interest income, net	14,127	12,807	54,183	31,917
Income (loss) before provision (benefit) for income taxes	52,875	22,642	(43,835)	(180,566)
Provision (benefit) for income taxes	8,177	(4,674)	(34,064)	(72,806)
Net income (loss)	$44,698	$27,316	$(9,771)	$(107,760)
Net income (loss) per common share:
Basic	$0.71	$0.42	$(0.15)	$(1.67)
Diluted	$0.70	$0.42	$(0.15)	$(1.67)
Weighted average shares outstanding:
Basic	63,308	64,614	63,711	64,621
Diluted	63,619	64,943	63,711	64,621

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED AND COMBINED BALANCE SHEETS (Unaudited)

	June 30,
	2024	2023

	(Dollars in Thousands, Except Share Data)
ASSETS
Current assets:
Cash and cash equivalents	$236,970	$241,209
Accounts receivable, net	115,533	122,789
Current contract assets, net	409,177	367,539
Prepaid expenses and other current assets	27,441	27,728
Receivables from related parties	78,483	62,375
Prepaid income taxes	8,462	11,424
Total current assets	876,066	833,064
Property, equipment and leasehold improvements, net	17,389	18,670
Goodwill	8,328,201	8,330,811
Intangible assets, net	4,184,750	4,659,657
Non-current contract assets, net	515,106	536,104
Contract costs	24,903	15,992
Operating lease right-of-use assets	96,034	67,642
Deferred income tax assets	6,989	10,638
Other non-current assets	22,269	13,474
Total assets	$14,071,707	$14,486,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,099	$20,299
Accrued expenses and other current liabilities	100,167	99,526
Due to related parties	47,449	22,019
Current operating lease liabilities	13,125	12,928
Income taxes payable	44,249	46,205
Current contract liabilities	124,312	151,450
Total current liabilities	337,401	352,427
Non-current contract liabilities	27,512	30,103
Deferred income tax liabilities	790,687	957,911
Non-current operating lease liabilities	84,875	55,442
Other non-current liabilities	18,377	19,240
Stockholders’ equity:
Common stock, $0.0001 par value Authorized—600,000,000 shares Issued— 65,367,159 and 64,952,868 shares Outstanding— 63,251,495 and 64,465,242 shares	7	6
Additional paid-in capital	13,277,851	13,194,028
Accumulated deficit	(51,162)	(41,391)
Accumulated other comprehensive (loss) income	(7,261)	2,436
Treasury stock, at cost- 2,115,664 and 487,626 shares of common stock	(406,580)	(84,150)
Total stockholders’ equity	12,812,855	13,070,929
Total liabilities and stockholders’ equity	$14,071,707	$14,486,052

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023

	(Dollars and Shares in Thousands, Except per Share Data)
Cash flows from operating activities:
Net income (loss)	$44,698	$27,316	$(9,771)	$(107,760)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	123,215	123,153	493,009	491,419
Reduction in the carrying amount of right-of-use assets	4,761	3,406	16,073	13,869
Net foreign currency losses	904	368	9,142	4,079
Net realized loss on settlement of foreign currency forward contracts	—	36,997	—	26,176
Stock-based compensation	11,494	20,830	57,311	84,850
Deferred income taxes	(28,872)	(36,880)	(167,342)	(192,926)
Provision for uncollectible receivables	(3,031)	3,883	6,238	7,827
Other non-cash operating activities	32	(1,336)	837	(228)
Changes in assets and liabilities:
Accounts receivable	27,841	(14,478)	4,918	(25,538)
Contract assets	(19,442)	(10,986)	(22,344)	(21,658)
Contract costs	(3,982)	(4,808)	(9,186)	(10,165)
Lease liabilities	(4,214)	(3,352)	(15,495)	(13,655)
Prepaid expenses, prepaid income taxes, and other assets	(22,865)	(20,016)	(40,309)	7,625
Liability from foreign currency forward contract	—	(40,454)	—	—
Accounts payable, accrued expenses, income taxes payable and other liabilities	40,504	30,353	46,476	18,315
Contract liabilities	(16,107)	(437)	(29,671)	16,979
Net cash provided by operating activities	154,936	113,559	339,886	299,209
Cash flows from investing activities:
Purchase of property, equipment and leasehold improvements	(1,853)	(2,062)	(4,432)	(6,577)
Net payments for settlement of foreign currency forward contracts	—	(36,997)	—	(26,176)
Payments for business acquisitions, net of cash acquired	—	—	(8,273)	(72,498)
Payments for equity method investments	(46)	(24)	(318)	(700)
Payments for capitalized computer software development costs	(52)	(19)	(183)	(366)
Payments for asset acquisitions	—	—	(12,500)	—
Purchase of other assets	—	—	—	(1,000)
Net cash used in investing activities	(1,951)	(39,102)	(25,706)	(107,317)
Cash flows from financing activities:
Issuance of shares of common stock	10,593	5,194	25,807	36,736
Repurchases of common stock	(56,934)	(100,000)	(300,000)	(100,000)
Payment of tax withholding obligations related to restricted stock	(3,370)	(6,430)	(20,380)	(20,836)
Deferred business acquisition payments	—	—	—	(1,363)
Repayments of amounts borrowed under term loan	—	—	—	(276,000)
Net transfers (to) from Parent Company	(30,550)	(14,184)	2,008	(19,933)
Payments of debt issuance costs	(1,708)	—	(1,708)	(2,375)
Net cash used in financing activities	(81,969)	(115,420)	(294,273)	(383,771)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(140)	(4,564)	(12,648)	(16,637)
Increase (decrease) in cash and cash equivalents	70,876	(45,527)	7,259	(208,516)
Cash, cash equivalents and restricted cash, beginning of period	177,592	286,736	241,209	449,725
Cash, cash equivalents and restricted cash, end of period	$248,468	$241,209	$248,468	$241,209

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$236,970	$241,209	$236,970	$241,209
Restricted cash in other non-current assets	11,498	—	11,498	—
Total cash, cash equivalents and restricted cash	$248,468	$241,209	$248,468	$241,209

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES Reconciliation of GAAP to Non-GAAP Results of Operations and Cash Flows (Unaudited)
	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023

	(Dollars and Shares in Thousands, Except per Share Data)
Total expenses
GAAP total expenses (a)	$303,696	$314,658	$1,217,022	$1,227,243
Less:
Stock-based compensation (b)	(11,494)	(20,830)	(57,311)	(84,850)
Amortization of intangibles (c)	(121,589)	(121,526)	(486,490)	(485,486)
Acquisition and integration planning related fees	(1,131)	(526)	(1,947)	(7,556)

Non-GAAP total expenses	$169,482	$171,776	$671,274	$649,351

Income (loss) from operations
GAAP income (loss) from operations	$39,209	$5,985	$(89,540)	$(183,065)
Plus:
Stock-based compensation (b)	11,494	20,830	57,311	84,850
Amortization of intangibles (c)	121,589	121,526	486,490	485,486
Acquisition and integration planning related fees	1,131	526	1,947	7,556

Non-GAAP income from operations	$173,423	$148,867	$456,208	$394,827

Net income (loss)
GAAP net income (loss)	$44,698	$27,316	$(9,771)	$(107,760)
Plus:
Stock-based compensation (b)	11,494	20,830	57,311	84,850
Amortization of intangibles (c)	121,589	121,526	486,490	485,486
Acquisition and integration planning related fees	1,131	526	1,947	7,556
Realized loss on foreign currency forward contract	—	36,997	—	26,176
Less:
Income tax effect on Non-GAAP items (d)	(28,243)	(28,565)	(113,923)	(124,231)
Unrealized gain on foreign currency forward contract	—	(40,454)	—	—

Non-GAAP net income	$150,669	$138,176	$422,054	$372,077

Diluted income (loss) per share
GAAP diluted income (loss) per share	$0.70	$0.42	$(0.15)	$(1.67)
Plus:
Stock-based compensation (b)	0.18	0.32	0.89	1.30
Amortization of intangibles (c)	1.91	1.87	7.59	7.46
Acquisition and integration planning related fees	0.02	0.01	0.03	0.12
Realized loss on foreign currency forward contract	—	0.57	—	0.40
Impact of diluted shares	—	—	0.01	0.02
Less:
Income tax effect on Non-GAAP items (d)	(0.44)	(0.44)	(1.78)	(1.91)
Unrealized gain on foreign currency forward contract	—	(0.62)	—	—

Non-GAAP diluted income per share	$2.37	$2.13	$6.59	$5.72

Shares used in computing diluted income per share	63,619	64,943	64,060	65,094

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023

	(Dollars in Thousands)
Free Cash Flow (2)
Net cash provided by operating activities (GAAP)	$154,936	$113,559	$339,886	$299,209
Purchases of property, equipment and leasehold improvements	(1,853)	(2,062)	(4,432)	(6,577)
Payments for capitalized computer software development costs	(52)	(19)	(183)	(366)
Free cash flow (2) (non-GAAP)	$153,031	$111,478	$335,271	$292,266

(a) GAAP total expenses
	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023

	(Dollars in Thousands)
Total costs of revenue	$96,641	$95,562	$382,576	$373,589
Total operating expenses	207,055	219,096	834,446	853,654
GAAP total expenses	$303,696	$314,658	$1,217,022	$1,227,243

(b) Stock-based compensation expense was as follows:
	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023

	(Dollars in Thousands)
Cost of license and solutions	$312	$813	$2,116	$3,565
Cost of maintenance	642	431	2,526	1,893
Cost of services and other	856	538	2,445	1,995
Selling and marketing	2,256	5,316	10,368	16,202
Research and development	2,574	7,959	14,189	21,790
General and administrative	4,854	5,773	25,667	39,405
Total stock-based compensation	$11,494	$20,830	$57,311	$84,850

(c) Amortization of intangible assets was as follows:
	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023

	(Dollars in Thousands)
Cost of license and solutions	$48,202	$48,035	$192,586	$191,412
Selling and marketing	73,387	73,491	293,904	294,074
Total amortization of intangible assets	$121,589	$121,526	$486,490	$485,486

(d) The income tax effect on non-GAAP items is calculated utilizing the Company's combined US federal and state statutory tax rate as follows:

	Three Months Ended June 30,		Year Ended June 30,	Nine Months Ended June 30,
	2024	2023	2024	2023
U.S. statutory rate	21.79%	21.79%	21.79%	21.79%

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance (Unaudited)

	Twelve Months Ended June 30, 2025 (3)
	(Dollars in Thousands, Except Share Data)
Guidance - Total expenses
GAAP expectation - total expenses	$1,213,000
Less:
Stock-based compensation	(56,000)
Amortization of intangibles	(474,000)
Restructuring (4)	(8,000)

Non-GAAP expectation - total expenses	$675,000

Guidance - Income from operations
GAAP expectation - loss from operations	$(24,000)
Plus:
Stock-based compensation	56,000
Amortization of intangibles	474,000
Restructuring (4)	8,000

Non-GAAP expectation - income from operations	$514,000

Guidance - Net income and diluted income per share
GAAP expectation - net income and diluted income per share	$52,000	$0.81
Plus:
Stock-based compensation	56,000
Amortization of intangibles	474,000
Restructuring (4)	8,000
Less:
Income tax effect on Non-GAAP items (5)	(112,000)

Non-GAAP expectation - net income and diluted income per share	$478,000	$7.47

Shares used in computing guidance for diluted income per share	64,000

Guidance - Free Cash Flow (2)
GAAP expectation - Net cash provided by operating activities	$357,000
Less:
Purchases of property, equipment and leasehold improvements	(17,000)

Free cash flow expectation (non-GAAP)	$340,000
__________
(3) Rounded amounts used, except per share data.
(4) The Company uses the midpoint of its estimated fiscal 2025 total restructuring expense range to reconcile its fiscal 2025 guidance.
(5) The income tax effect on non-GAAP items for the twelve months ended June 30, 2025 is calculated utilizing the Company’s statutory tax rate of 21.79 percent.